Exhibit 99.1

Press Contact:	Investor Relations Contact:
Marc Musgrove	Laura Graves
Cisco	Cisco
+1 (408) 525-6320	+1 (408) 526-6521
mmusgrov@cisco.com	lagraves@cisco.com

CISCO REPORTS THIRD QUARTER EARNINGS

•	Q3 Net Sales: $10.9 billion (increase of 5% year over year)

•	Q3 Net Income: $1.8 billion GAAP; $2.3 billion non-GAAP

•	Q3 Earnings per Share: $0.33 GAAP (decrease of 11% year over year); $0.42 non-GAAP (flat year over year)

SAN JOSE, Calif. – May 11, 2011 – Cisco, the worldwide leader in networking that transforms how people connect, communicate and collaborate, today reported its third quarter results for the period ended April 30, 2011. Cisco reported third quarter net sales of $10.9 billion, net income on a generally accepted accounting principles (GAAP) basis of $1.8 billion or $0.33 per share, and non-GAAP net income of $2.3 billion or $0.42 per share.

“This quarter played out as we expected,” said John Chambers, chairman and CEO, Cisco. “We have acknowledged our challenges. We know what we have to do. We have a clear game plan, and we are a company with a track record of market-shaping innovation. We thank our shareholders, employees, customers and partners as we transition to the next phase of Cisco.”

GAAP Results

	Q3 2011	Q3 2010	Vs. Q3 2010
Net Sales	$10.9 billion	$10.4 billion	4.8%
Net Income	$1.8 billion	$2.2 billion	(17.6)%
Earnings per Share	$0.33	$0.37	(10.8)%

Non-GAAP Results

	Q3 2011	Q3 2010	Vs. Q3 2010
Net Income	$2.3 billion	$2.5 billion	(5.1)%
Earnings per Share	$0.42	$0.42	—%

The third quarter of fiscal 2011 had 13 weeks compared with 14 weeks in the third quarter of fiscal 2010.

Net sales for the first nine months of fiscal 2011 were $32.0 billion, compared with $29.2 billion for the first nine months of fiscal 2010. Net income for the first nine months of fiscal 2011, on a GAAP basis, was $5.3 billion or $0.94 per share, compared with $5.8 billion or $0.99 per share for the first nine months of fiscal 2010. Non-GAAP net income for the first nine months of fiscal 2011 was $6.8 billion or $1.22 per share, compared with $6.9 billion or $1.18 per share for the first nine months of fiscal 2010.

A reconciliation between net income on a GAAP basis and non-GAAP net income is provided in the table on page 6.

Cisco will discuss third quarter results and business outlook on a conference call and webcast at 1:30 p.m. Pacific Time today. Call information and related charts are available at http://investor.cisco.com.

Other Financial Highlights

•

Cash flows from operations were $3.0 billion for the third quarter of fiscal 2011, compared with $2.6 billion for the second quarter of fiscal 2011, and compared with $3.0 billion for the third quarter of fiscal 2010.

•

Cash and cash equivalents and investments were $43.4 billion at the end of the third quarter of fiscal 2011, compared with $40.2 billion at the end of the second quarter of fiscal 2011, and compared with $39.9 billion at the end of fiscal 2010.

•

On March 17, 2011, Cisco’s Board of Directors approved the initiation of quarterly cash dividends to its shareholders. A quarterly dividend of $0.06 per common share was paid on April 20, 2011 to shareholders of record as of the close of business on March 31, 2011. Any future dividends will be subject to Board approval.

•

During the third quarter of fiscal 2011, Cisco repurchased 54 million shares of common stock under the stock repurchase program at an average price of $18.39 per share for an aggregate purchase price of $1.0 billion. As of April 30, 2011, Cisco had repurchased and retired 3.4 billion shares of Cisco common stock at an average price of $20.77 per share for an aggregate purchase price of approximately $70.3 billion since the inception of the stock repurchase program. The remaining authorized amount for stock repurchases under this program is approximately $11.7 billion with no termination date.

•

Days sales outstanding in accounts receivable (DSO) at the end of the third quarter of fiscal 2011 were 37 days, compared with 40 days at the end of the second quarter of fiscal 2011, and compared with 39 days at the end of the third quarter of fiscal 2010.

•

Inventory turns on a GAAP basis were 11.1 in the third quarter of fiscal 2011, compared with 10.6 in the second quarter of fiscal 2011, and compared with 11.5 in the third quarter of fiscal 2010. Non-GAAP inventory turns were 10.3 in the third quarter of fiscal 2011, compared with 10.0 in the second quarter of fiscal 2011, and compared with 11.1 in the third quarter of fiscal 2010.

Select Global Business Highlights

•

Cisco completed the acquisition of privately held newScale Inc., a leading provider of software that delivers a service catalog and self-service portal for information technology organizations to select and quickly deploy cloud services within their businesses.

•	Cisco completed the acquisition of privately held Inlet Technologies, Inc., a leading provider of Adaptive Bit Rate digital media processing platforms.

•

Cisco completed the acquisition of privately held Pari Networks, Inc., a leading provider of network configuration and change management (NCCM) and compliance management solutions that will complement Cisco’s smart service capabilities.

Cisco Innovation

•

Cisco announced that one year after it was introduced, the Cisco CRS-3 Carrier Routing System is being adopted faster than was the original CRS-1 platform with 80 customers in more than 30 countries, including AT&T and Comcast. Cisco also introduced new capabilities on the CRS-3 platform designed to expand its addressable market while reducing the cost for service providers to deliver packet-transport services.

•

Cisco introduced new security, management, and video solutions to its Borderless Networks portfolio to help information technology departments more efficiently manage the proliferation of mobile devices, ongoing changes in workforce habits, and the impact of video on the network.

•

Cisco introduced technology innovations across its Data Center Business Advantage portfolio, including the Cisco Nexus® 7000 family and Nexus 5000 Series, the new ultra-low latency platform Cisco Nexus 3000, Cisco ® MDS storage switches, the Cisco Unified Computing SystemTM, the Cisco Data Center Network Manager, and Cisco NX-OS, a comprehensive data center operating system that spans the Cisco data center portfolio.

Select Customer Announcements

•

AEG Digital Media, a leading provider of complete webcast management and digital media services for live video-streaming events, has expanded its existing deployment of Cisco technology to enable the delivery of live streaming video to devices over Internet Protocol (IP) networks. AEG Digital Media's innovative use of Cisco's digital media processing technology, a foundational part of the Cisco VideoscapeTM portfolio, has helped AEG Digital Media fuel its business, and grow its applications and customer base.

•	Gloucestershire Constabulary, a police force covering six districts across southwest England, became the 500th customer of the Cisco Unified Computing System in Europe.

•

The Kuwait National Petroleum Company chose to deploy Cisco Unified Communications technology solutions at its headquarters, refineries and marketing offices in Kuwait, where nearly 8,500 staff are employed.

•

Cisco, EllisDon Corp. and FlexITy Solutions, a Cisco Gold Certified and Master Unified Communications Specialized Partner, announced the completion of one of the most advanced digital health care facilities in Canada at Sault Area Hospital. The hospital infrastructure will run on a Cisco Medical-Grade Network.

•

Euronet Worldwide, a provider of highly secure electronic financial transaction solutions, deployed the Cisco Unified Computing System at its central data center in Budapest, Hungary. The solution's cloud architecture is enabling Euronet to provide hybrid cloud services, serving both its internal information technology department as well as customers.

Editor’s Note:

•

Q3 FY 2011 conference call to discuss Cisco’s results along with its business outlook will be held at 1:30 p.m. Pacific Time, Wednesday, May 11, 2011. Conference call number is 888-848-6507 (United States) or 212-519-0847 (international).

•

Conference call replay will be available from 4:30 p.m. Pacific Time, May 11, 2011 to 4:30 p.m. Pacific Time, May 18, 2011 at 866-357-4205 (United States) or 203-369-0122 (international). The replay also will be available via webcast from May 11, 2011 through July 22, 2011 on the Cisco Investor Relations website at http://investor.cisco.com.

•

Additional information regarding Cisco’s financials, as well as a webcast of the conference call with visuals designed to guide participants through the call, will be available at 1:30 p.m. Pacific Time, May 11, 2011. Text of the conference call’s prepared remarks will be available within 24 hours of completion of the call. The webcast will include both the prepared remarks and the question-and-answer session. This information, along with GAAP reconciliation information, will be available on the Cisco Investor Relations website at http://investor.cisco.com.

About Cisco

Cisco (NASDAQ: CSCO) is the worldwide leader in networking that transforms how people connect, communicate and collaborate. Information about Cisco can be found at http://www.cisco.com . For ongoing news, please go to http://newsroom.cisco.com.

# # #

This release may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements regarding future events (such as statements regarding Cisco’s strategy and plans as Cisco transitions to the next phase) and the future financial performance of Cisco that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results due to a variety of factors, including: business and economic conditions and growth trends in the networking industry, our customer markets and various geographic regions; global economic conditions and uncertainties in the geopolitical environment; overall information technology spending; the growth and evolution of the Internet and levels of capital spending on Internet-based systems; variations in customer demand for products and services, including sales to the service provider market and other customer markets; the return on our investments in certain market adjacencies and geographical locations; the timing of orders and manufacturing and customer lead times; changes in customer order patterns or customer mix; insufficient, excess or obsolete inventory; variability of component costs; variations in sales channels, product costs or mix of products sold; our ability to successfully acquire businesses and technologies and to successfully integrate and operate these acquired businesses and technologies; increased competition in our product and service markets, including the data center; dependence on the introduction and market acceptance of new product offerings and standards; rapid technological and market change; manufacturing and sourcing risks; product defects and returns; litigation involving patents, intellectual property, antitrust, shareholder and other matters, and governmental investigations; natural catastrophic events; a pandemic or epidemic; our ability to achieve the benefits anticipated from our investments in sales and engineering activities; our ability to recruit and retain key personnel; our ability to manage financial risk, and to manage expenses during economic downturns; risks related to the global nature of our operations, including our operations in emerging markets; currency fluctuations and other international factors; changes in provision for income taxes, including changes in tax laws and regulations or adverse outcomes resulting from examinations of our income tax returns; potential volatility in operating results; and other factors listed in Cisco’s most recent reports on Form 10-K and 10-Q, filed on September 21, 2010 and February 23, 2011, respectively. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in Cisco’s most recent report on Form 10-Q and report on Form 8-K filed on March 9, 2011, as each may be amended from time to time. Cisco’s results of operations for the three and nine months ended April 30, 2011 are not necessarily indicative of Cisco’s operating results for any future periods. Any projections in this release are based on limited information currently available to Cisco, which is subject to change. Although any such projections and the factors influencing them will likely change, Cisco will not necessarily update the information, since Cisco will only provide guidance at certain points during the year. Such information speaks only as of the date of this release.

This release includes non-GAAP net income, non-GAAP net income per share data and non-GAAP inventory turns.

These non-GAAP measures are not in accordance with, or an alternative for, measures prepared in accordance with generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Cisco believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Cisco’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Cisco’s results of operations in conjunction with the corresponding GAAP measures.

Cisco believes that the presentation of non-GAAP net income and non-GAAP net income per share data when shown in conjunction with the corresponding GAAP measures, provides useful information to investors and management regarding financial and business trends relating to its financial condition and results of operations. In addition, Cisco believes that the presentation of non-GAAP inventory turns provides useful information to investors and management regarding financial and business trends relating to inventory management based on the operating activities of the period presented.

For its internal budgeting process, Cisco’s management uses financial statements that do not include, when applicable, share-based compensation expense, amortization of acquisition-related intangible assets, other acquisition-related costs, significant asset impairments and restructurings, the income tax effects of the foregoing, significant effects of retroactive tax legislation, and significant transfer pricing adjustments related to share-based compensation. Cisco’s management also uses the foregoing non-GAAP measures, in addition to the corresponding GAAP measures, in reviewing the financial results of Cisco. In prior periods, Cisco has excluded other items that it no longer excludes for purposes of its non-GAAP financial measures. From time to time in the future, there may be other items that Cisco may exclude for purposes of its internal budgeting process and in reviewing its financial results.

For additional information on the items excluded by Cisco from one or more of its non-GAAP financial measures, refer to the Form 8-K regarding this release furnished today to the Securities and Exchange Commission.

Copyright © 2011 Cisco Systems, Inc. and or its affiliates. All rights reserved. Cisco, the Cisco logo, Cisco Systems, Cisco Nexus, Cisco TelePresence, Cisco ūmi, Cisco Unified Computing System, and Cisco Videoscape are registered trademarks or trademarks of Cisco and/or its affiliates in the United States and other countries. Third party trademarks mentioned in this document are the property of their respective owners. The use of the word partner does not imply a partnership relationship between Cisco and any other company. This document is Cisco Public Information.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per-share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	April 30, 2011	May 1, 2010	April 30, 2011	May 1, 2010
NET SALES:
Product	$8,669	$8,436	$25,605	$23,612
Service	2,197	1,932	6,418	5,592

Total net sales	10,866	10,368	32,023	29,204

COST OF SALES:
Product	3,437	3,010	10,068	8,311
Service	770	728	2,280	2,043

Total cost of sales	4,207	3,738	12,348	10,354

GROSS MARGIN	6,659	6,630	19,675	18,850

OPERATING EXPENSES:
Research and development	1,430	1,411	4,339	3,882
Sales and marketing	2,446	2,278	7,292	6,414
General and administrative	466	479	1,376	1,355
Amortization of purchased intangible assets	103	117	419	360
Restructuring and other charges	31	—	31	—

Total operating expenses	4,476	4,285	13,457	12,011

OPERATING INCOME	2,183	2,345	6,218	6,839
Interest income	161	158	477	481
Interest expense	(153)	(182)	(480)	(454)
Other income, net	12	82	143	131

Interest and other income, net	20	58	140	158

INCOME BEFORE PROVISION FOR INCOME TAXES	2,203	2,403	6,358	6,997
Provision for income taxes	396	211	1,100	1,165

NET INCOME	$1,807	$2,192	$5,258	$5,832

Net income per share:
Basic	$0.33	$0.38	$0.95	$1.01

Diluted	$0.33	$0.37	$0.94	$0.99

Shares used in per-share calculation:
Basic	5,508	5,731	5,545	5,746

Diluted	5,537	5,869	5,596	5,869

Cash dividends declared per common share	$0.06	$—	$0.06	$—

Certain reclassifications have been made to prior period amounts to conform to the current period’s presentation.

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME

(In millions, except per-share amounts)

	Three Months Ended		Nine Months Ended
	April 30, 2011	May 1, 2010	April 30, 2011	May 1, 2010
GAAP net income	$1,807	$2,192	$5,258	$5,832
Adjustments to cost of sales:
Share-based compensation expense	60	63	182	164
Amortization of acquisition-related intangible assets(1)	102	64	367	162
Significant asset impairments and restructurings(2)	120	—	120	—

Total adjustments to GAAP cost of sales	282	127	669	326

Adjustments to operating expenses:
Share-based compensation expense	340	371	1,055	962
Amortization of acquisition-related intangible assets(1)	103	117	419	360
Other acquisition-related costs	14	29	123	118
Significant asset impairments and restructurings(2)	31	—	31	—

Total adjustments to GAAP operating expenses	488	517	1,628	1,440

Adjustments to other income, net:
Other acquisition-related costs	—	14	—	10

Total adjustments to GAAP income before provision for income taxes	770	658	2,297	1,776

Income tax effect	(228)	(216)	(652)	(519)
Effect of retroactive tax legislation (3)	—	—	(65)	—
Transfer pricing adjustment related to share-based compensation (4)	—	(158)	—	(158)

Total adjustments to GAAP provision for income taxes	(228)	(374)	(717)	(677)

Non-GAAP net income	$2,349	$2,476	$6,838	$6,931

Diluted net income per share:
GAAP	$0.33	$0.37	$0.94	$0.99

Non-GAAP	$0.42	$0.42	$1.22	$1.18

(1)

Amortization of acquisition-related intangible assets for the first nine months of fiscal 2011 includes impairment charges of approximately $155 million, with $63 million recorded in product cost of sales and $92 million in operating expenses.

(2)

Significant asset impairments and restructurings for the third quarter and first nine months of fiscal 2011 primarily consist of charges for exiting, realigning and restructuring certain aspects of our consumer business.

(3)

In the second quarter of fiscal 2011, the Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010 reinstated the U.S. federal R&D tax credit, retroactive to January 1, 2010. GAAP net income for the first nine months of fiscal 2011 included a $65 million tax benefit related to fiscal 2010 R&D expenses. Non-GAAP net income for the first nine months of fiscal 2011 excluded the $65 million tax benefit related to fiscal 2010 R&D expenses.

(4)

In the third quarter of fiscal 2010, the U.S. Court of Appeals for the Ninth Circuit affirmed a 2005 U.S. Tax Court ruling in Xilinx, Inc. v. Commissioner. The decision affirmed the tax treatment of share-based compensation expenses for the purpose of determining intangible development costs under a company's research and development cost sharing arrangement. While Cisco was not a party to the case, as a result of this ruling, the Company recorded a tax benefit of $158 million as a reduction to the provision for income taxes during the three months ended May 1, 2010.

Additional reconciliations between GAAP and non-GAAP financial measures are provided in the tables that follow on page 10.

CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	April 30, 2011	July 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$6,635	$4,581
Investments	36,732	35,280
Accounts receivable, net of allowance for doubtful accounts of $200 at April 30, 2011 and $235 at July 31, 2010	4,413	4,929
Inventories	1,442	1,327
Deferred tax assets	2,120	2,126
Other current assets	3,862	3,178

Total current assets	55,204	51,421
Property and equipment, net	4,023	3,941
Goodwill	16,880	16,674
Purchased intangible assets, net	2,702	3,274
Other assets	6,541	5,820

TOTAL ASSETS	$85,350	$81,130

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$581	$3,096
Accounts payable	799	895
Income taxes payable	78	90
Accrued compensation	2,964	3,129
Deferred revenue	7,771	7,664
Other current liabilities	3,917	4,359

Total current liabilities	16,110	19,233
Long-term debt	16,168	12,188
Income taxes payable	1,166	1,353
Deferred revenue	3,928	3,419
Other long-term liabilities	772	652

Total liabilities	38,144	36,845
Total equity	47,206	44,285

TOTAL LIABILITIES AND EQUITY	$85,350	$81,130

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Nine Months Ended
	April 30, 2011	May 1, 2010
Cash flows from operating activities:
Net income	$5,258	$5,832
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and other	1,813	1,415
Share-based compensation expense	1,237	1,126
Provision for doubtful accounts	(1)	18
Deferred income taxes	(37)	(256)
Excess tax benefits from share-based compensation	(65)	(177)
Net gains on investments	(185)	(147)
Change in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable	603	(662)
Inventories	(105)	(86)
Lease receivables, net	(332)	(263)
Accounts payable	(103)	160
Income taxes payable	(192)	(204)
Accrued compensation	(265)	138
Deferred revenue	537	740
Other assets	(567)	(544)
Other liabilities	(341)	(149)

Net cash provided by operating activities	7,255	6,941

Cash flows from investing activities:
Purchases of investments	(30,303)	(35,263)
Proceeds from sales of investments	14,942	12,193
Proceeds from maturities of investments	14,134	17,474
Acquisition of property and equipment	(930)	(699)
Acquisition of businesses, net of cash and cash equivalents acquired	(266)	(4,950)
Change in investments in privately held companies	(86)	(68)
Other	48	80

Net cash used in investing activities	(2,461)	(11,233)

Cash flows from financing activities:
Issuances of common stock	1,516	2,780
Repurchases of common stock	(5,564)	(5,440)
Short-term borrowings, maturities less than 90 days, net	392	62
Issuances of debt, maturities greater than 90 days	4,109	4,944
Repayments of debt, maturities greater than 90 days	(3,000)	—
Settlements of interest rate derivatives related to long-term debt	—	23
Excess tax benefits from share-based compensation	65	177
Dividends paid	(329)	—
Other	71	(11)

Net cash (used in) provided by financing activities	(2,740)	2,535

Net increase (decrease) in cash and cash equivalents	2,054	(1,757)
Cash and cash equivalents, beginning of period	4,581	5,718

Cash and cash equivalents, end of period	$6,635	$3,961

ADDITIONAL FINANCIAL INFORMATION

(In millions)

(Unaudited)

	April 30, 2011	July 31, 2010
CASH AND CASH EQUIVALENTS AND INVESTMENTS
Cash and cash equivalents	$6,635	$4,581
Fixed income securities	35,312	34,029
Publicly traded equity securities	1,420	1,251

Total	$43,367	$39,861

INVENTORIES
Raw materials	$283	$217
Work in process	28	50
Finished goods:
Distributor inventory and deferred cost of sales	612	587
Manufactured finished goods	278	260

Total finished goods	890	847
Service-related spares	181	161
Demonstration systems	60	52

Total	$1,442	$1,327

PROPERTY AND EQUIPMENT, NET
Land, buildings, and building & leasehold improvements	$4,773	$4,470
Computer equipment and related software	1,420	1,405
Production, engineering, and other equipment	4,977	4,702
Operating lease assets	281	255
Furniture and fixtures	488	476

	11,939	11,308
Less accumulated depreciation and amortization	(7,916)	(7,367)

Total	$4,023	$3,941

OTHER ASSETS
Deferred tax assets	$2,034	$2,079
Investments in privately held companies	837	756
Lease receivables, net (1)	1,412	1,176
Financed service contracts and other, net (2)	1,225	763
Loan receivables, net (3)	667	675
Other	366	371

Total	$6,541	$5,820

DEFERRED REVENUE
Service	$8,010	$7,428
Product:
Unrecognized revenue on product shipments and other deferred revenue	2,898	2,788
Cash receipts related to unrecognized revenue from two-tier distributors	791	867

Total product deferred revenue	3,689	3,655

Total	$11,699	$11,083

Reported as:
Current	$7,771	$7,664
Noncurrent	3,928	3,419

Total	$11,699	$11,083

Note:

(1)	The current portion of lease receivables, net, which was $1.0 billion and $813 million as of April 30, 2011 and July 31, 2010, respectively, is recorded in other current assets.
(2)	The current portion of financed service contracts and other, net, which was $1.2 billion and $989 million as of April 30, 2011 and July 31, 2010, respectively, is recorded in other current assets.
(3)	The current portion of loan receivables, net, which was $595 million and $501 million as of April 30, 2011 and July 31, 2010, respectively, is recorded in other current assets.

SUMMARY OF SHARE-BASED COMPENSATION EXPENSE

(In millions)

The following table summarizes share-based compensation expense (in millions):

	Three Months Ended		Nine Months Ended
	April 30, 2011	May 1, 2010	April 30, 2011	May 1, 2010
Cost of sales—product	$16	$16	$47	$43
Cost of sales—service	44	47	135	121

Share-based compensation expense in cost of sales	60	63	182	164

Research and development	120	129	373	336
Sales and marketing	160	171	491	444
General and administrative	60	71	191	182

Share-based compensation expense in operating expenses	340	371	1,055	962

Total share-based compensation expense	$400	$434	$1,237	$1,126

Certain reclassifications have been made to prior period amounts to conform to the current period’s presentation.

The income tax benefit for share-based compensation expense was $107 million and $335 million for the three and nine months ended April 30, 2011, respectively, and $118 million and $304 million for the three and nine months ended May 1, 2010, respectively.

RECONCILIATION OF GAAP TO NON-GAAP

COST OF SALES USED IN INVENTORY TURNS

(In millions)

	Three Months Ended
	April 30, 2011	January 29, 2011	May 1, 2010
GAAP cost of sales	$4,207	$4,146	$3,738

Share-based compensation expense	(60)	(64)	(63)
Amortization of acquisition-related intangible assets	(102)	(164)	(64)
Significant asset impairments and restructurings	(120)	—	—

Non-GAAP cost of sales	$3,925	$3,918	$3,611